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                                 CODE OF ETHICS

                   The Lincoln National Life Insurance Company
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I.   Background.

The Lincoln National Life Insurance Company ("Lincoln Life" or the "Adviser") has adopted this Code of Ethics ("Code") to comply with Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940. Lincoln Life is required to adopt a code of ethics pursuant to Rule 204A-1 because it is a registered investment adviser, and it is required to adopt a code pursuant to Rule 17j-1 because it is an investment adviser to an investment company - the Lincoln Variable Annuity Fund A (the "Fund"). All other defined terms are defined in the "Definitions" section of this Code.

Rule 204A-1 requires a registered adviser to adopt a code of ethics that sets forth standards of conduct expected of advisory personnel and addresses conflicts that arise from personal trading by advisory personnel. Among other things, the Rule requires an adviser's supervised persons to report their personal securities transactions, including transactions in any mutual fund managed by the adviser.

Rule 17j-1 makes it unlawful for, among other things, any affiliated person of an investment adviser for an investment company, in connection with the purchase or sale by such person of a security held or to be acquired by the investment company, to:

     . Employ any device, scheme or artifice to defraud the investment company;

     . Make any untrue statement of a material fact or omit to state a material fact to the investment company necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

     . Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the investment company; or

     . Engage in any manipulative practice with respect to the investment company.

II.  Standards of Business Conduct.

Lincoln Life requires its Supervised Persons to comply with the following Standards of Business Conduct:

     . Supervised Persons should conduct themselves in a manner consistent with their fiduciary obligations;

     . Supervised Persons should conduct themselves with integrity, and place the interests of shareholders and clients first; and

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     .    Supervised Persons should conduct their personal securities transactions consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of their position of trust and responsibility.

III. Definitions.

"Access Person" means:

     (a) Any Supervised Person who: (i) has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or (ii) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; and

     (b) Any director, officer, general partner, or Advisory Person of the Adviser, who with respect to the Fund, makes any recommendation, participates in the determination of which recommendations will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning the recommendation on Covered Securities being made by the Adviser to the Fund.

     Those persons deemed Access Persons will be notified of this designation.

"Advisory Person" means:

     (a) Any employee of the Fund or Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities, or whose functions relate to the making of any recommendations with respect to the purchase or sales of a security; and

     (b) Any natural person in a control relationship to the Fund or Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sales of Covered Securities by the Fund.

"Affiliated Adviser" means Delaware Management Business Trust.

"Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

"Beneficial Ownership" shall be as defined in Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Beneficial Ownership means, among other things, the powers to (i) vote or control the voting securities; (ii) transfer securities or control their transfer; (iii) receive income from securities or control the disposition of the income; or (iv) receive or control the disposition of the proceeds through liquidation.

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Generally speaking, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security, is a "beneficial owner" of the security.

For example, a person is normally regarded as the beneficial owner of securities held by members of his or her immediate family sharing the same household. Additionally, ownership of derivative securities such as options, warrants or convertible securities which confers the right to acquire the underlying security at a fixed price constitutes Beneficial Ownership of the underlying security itself.

"Chief Compliance Officer/(CCO)" means the individual serving as the compliance officer of Lincoln Life.

"Control" shall mean investment discretion in whole or in part of an account regardless of Beneficial Ownership, such as an account for which a person has power of attorney or authority to effect transactions.

"Covered Security" shall have the meaning as set forth in Section 202(a)(18) of the Investment Advisers Act and Section 2(a)(36) of the Investment Company Act, except that it shall not include:

     .    Direct obligations of the government of the United States;

     . Bankers' acceptances and bank certificates of deposit, commercial paper, and high quality short-term debt instruments including repurchase agreements;

     .    Shares issued by money market funds;

     . Shares of registered open-end investment companies other than Reportable Funds; and

     . Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

"Federal Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

"General Counsel" shall mean the General Counsel of Lincoln Life.

"High Quality Short-term Debt Instruments" shall mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

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"Investment Personnel" means:

     (a) Any employee of the Fund or Adviser, who, in connection with his or her regular functions or duties, makes or participates in the making of investment decisions;

     (b) Any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund. Investment Personnel by definition are Access Persons.

"IPO" means initial public offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

"Reportable Fund" means any fund for which Lincoln Life serves as the investment adviser or any fund whose investment adviser or principal underwriter controls Lincoln Life, is controlled by Lincoln Life, or is under common control with Lincoln Life.

Security "being considered for purchase or sale" or "being purchased or sold" means when a recommendation to purchase or sell a security has been made and communicated to the trading desk and with respect to the person making the recommendation, when such person seriously considers making, or when such person knows or should know that another person is seriously considering making, such a recommendation.

Security "held or to be acquired" by the Fund means: (a) any Covered Security which, within the most recent fifteen days (i) is or has been held by a fund; or
(ii) is being, or has been, considered by the Fund or its Adviser for purchase by a fund; and (b) any option to purchase or sell, and any security convertible into or exchangeable for, a covered security.

"Sub-Adviser" means any sub-adviser with whom the Adviser has entered into a written agreement pertaining to the management of the Fund's assets.

"Supervised Person" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Lincoln Life, or other person who provides investment advice on behalf of Lincoln Life and is subject to the supervision and control of the Lincoln Life.

IV.  Federal Securities Laws

Each Supervised Person shall comply with the applicable Federal Securities Laws.

V.   Prohibited Activities

A.   The following restrictions apply to all Access Persons.

     (1) No Access Person shall engage in any conduct that would violate the provisions of Rule 17j-1.

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     (2)  No Access Person shall purchase or sell, directly or indirectly, any security which to his or her knowledge is being actively considered for purchase or sale by the Fund; except that this prohibition shall not apply to:

               (a) purchases or sales that are non-volitional on the part of either the person or a fund;

               (b) purchases which are part of an automatic dividend reinvestment plan;

               (c) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

               (d) other purchases and sales specifically approved by the CCO, with the advice of Lincoln Life's General Counsel, and deemed appropriate because of unusual or unforeseen circumstances.

          A list of securities excepted will be maintained by the CCO.

B. In addition to the requirements noted in Section A, the following additional restrictions apply to all Investment Personnel.

     (1) No Investment Personnel may execute a buy or sell order for an account in which he or she has Beneficial Ownership or control within seven
          (7) calendar days before or after the Fund he or she manages trades in that security.

     (2) Each Investment Personnel's personal transactions must be pre-cleared by using the personal transaction pre-clearance form. The pre-clearance form must be submitted prior to entering any orders for personal transactions. Pre-clearance is only valid for the day the form is submitted. If the order is not executed the same day, the pre-clearance form must be resubmitted.

     (3)  All Investment Personnel are prohibited from purchasing any IPO.

     (4) All Investment Personnel are prohibited from purchasing any private placement without express PRIOR written consent from the CCO. All private placement holdings are subject to disclosure to the CCO. Any Investment Personnel who hold a private placement must receive permission from the CCO prior to any participation by such person in the Fund's consideration of an investment in the same issuer.

     (5) All Investment Personnel are prohibited from receiving anything of more than a de minimis value from any person or entity that does business with or on behalf of the Fund. Things of value may include, but not be limited to, travel expenses, special deals or incentives.

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VI.  Required Reports

A.   The following reports are required to be made by all Access Persons to the
     CCO:

     (1) Initial Holdings Report. Provide an initial holdings report no later than 10 days after being named an Access Person (the information must be current as of a date no more than 45 days before the person becomes an Access Person).

     (2) Annual Holdings Report. Provide an annual holdings report (this information must be current as of a date no more than 45 days before the report is submitted).

     (3) Content of Holdings Reports. Each holdings report must contain, at a minimum:

          . The title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial ownership;

          . The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and

          .    The date the Access Person submits the report.

     (4) Quarterly Reports. Provide a quarterly report, no later than 30 days after the end of each calendar quarter, that covers all securities transactions during the quarter.

     (5) Content of Quarterly Reports. Each quarterly report must contain, at a minimum, the following information about each transaction involving a Covered Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

          . The date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Covered Security involved;

          . The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          .    The price of the security at which the transaction was effected;

          . The name of the broker, dealer or bank with or through which the transaction was effected; and

          .    The date the Access Person submits the report.

          A quarterly report does not require an Access Person to submit information with respect to transactions effected pursuant to an Automatic Investment Plan.

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     (6)  Duplicate Confirmations. Direct their brokers to supply to the CCO, on a timely basis, duplicate copies of all confirmations and statements for all securities accounts.

     (6) Certifications. All Access Persons and Investment Personnel must annually certify that they have received, read, and complied with this Code and any amendments and all disclosure and reporting requirements contained in the Code.

VII. Pre-Clearance for Certain Investments

An Access Person must obtain pre-approval from the CCO before he or she directly or indirectly may acquire beneficial ownership in any security in an IPO or an offering exempt from SEC registration.

VIII. Administrative Procedures

A. The CCO will identify all Access Persons and Investment Personnel and will notify them of this classification and their obligations under this Code. The CCO will also maintain procedures regarding the review of all reports required to be made under Rule 204A-1 and Rule 17j-1.

B. The CCO shall report to General Counsel and the Adviser's President any apparent violations of the prohibitions or reporting requirements contained in this Code. They will review the reports made and determine whether or not the Code has been violated and shall determine what sanctions, if any, should be imposed in addition to any that may already have been imposed. On a quarterly basis, a summary report of material violations of the Code and the sanctions imposed will be made to the Adviser's President. In reviewing this report, the Adviser's President will consider whether the appropriate sanctions were imposed. When the CCO and General Counsel find that a transaction otherwise reportable could not reasonably be found to have resulted in a fraud, they may, in their discretion, lodge a written memorandum of such finding in lieu of reporting the transaction.

C. The Board of Managers of the Fund, including a majority of Independent Managers, must approve the Fund's Code, as well as the Code of the Adviser and Sub-Adviser. If an Adviser or Sub-Adviser makes a material change to its Code, the Board must approve the material change within six months. The Board must base its approval of a material change to a Code upon a determination that the Code contains provisions reasonable necessary to prevent Access Persons from violating the anti-fraud provisions of Rule 17j-1.

D. At least once a year, the Board of Managers must be provided a written report from each Rule 17j-1 organization that (1) describes issues that arose during the previous year under the Code or procedures applicable to the Rule 17j-1 organization, including, but not limited to, information about material Code or procedure violations and sanctions imposed in response to those material violations and (2) certifies to the Board that the Rule 17j-1 organization has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code.

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IX.  Confidentiality

The CCO shall keep all information and reports from any Access Person or Investment Personnel in strict confidence, subject only to disclosure as required by law or to the Adviser's President as deemed necessary for compliance purposes.

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